UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Assertio Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Assertio Holdings, Inc. Announces Adjournment of Annual Meeting of Stockholders

- Adjournment Solely to Vote on the Reverse Split and Proportional Authorized Shares Reduction Proposal (Proposal 2) and the Increase in Authorized Shares Proposal (Proposal 3) and Increase in Authorized Shares (Proposal 3)

- Both Leading Independent Advisory Firms Have Issued Favorable Recommendations on Proposal 2 and Proposal 3

LAKE FOREST, Ill., May 17, 2021 – Assertio Holdings, Inc. (“Assertio” or the “Company”) (NASDAQ: ASRT) today announced partial results and the partial adjournment of the Company’s 2021 Annual Meeting of Stockholders (the “Annual Meeting”), which was held at 1:00 p.m. Central Time on May 11, 2021 and at which time all director nominees were elected and Proposals 4 and 5, as set forth in the Company’s Definitive Proxy Statement, were approved by stockholders.

The Company adjourned the meeting with respect to Proposal 2 (the “Reverse Split and Proportional Authorized Shares Reduction Proposal”) and Proposal 3 (the “Increase in Authorized Shares Proposal”) for the limited purpose of allowing additional time for stockholders to vote.

Support for Proposal 2 has exceeded 80% of the votes cast on the proposal, though approval of more than 50% of all of the Company’s outstanding shares of common stock is necessary for the proposal to be approved. While the votes cast prior to adjournment strongly favor Proposal 2, approximately 86 million shares remained unvoted on the proposal at the time of adjournment.

The principal reason for the Reverse Split and Proportional Authorized Shares Reduction Proposal is to give the Board discretion to increase the per-share trading price of the Company’s common stock to meet the minimum bid price requirements for continued listing on Nasdaq.

Support for Proposal 3 has exceeded 76% of the votes cast on the proposal. However, approval of more than 50% of all of the Company's outstanding shares of common stock is necessary for the proposal to be approved. While the votes cast prior to adjournment strongly favor Proposal 3, approximately 86 million shares remained unvoted at the time of adjournment.

Both leading independent proxy advisory firms, Institutional Shareholder Services and Glass Lewis & Co., have recommended in favor of the Reverse Split and Proportional Authorized Shares Reduction Proposal and the Increase in Authorized Shares Proposal.

If you have already voted your shares on Proposals 2 or 3, you do not need to vote again and we thank you for your support.

“I particularly appreciate the substantial shareholder support for the reverse split and authorized shares reduction proposal, as demonstrated by the affirmative vote of 80% of the votes cast to date on this matter,” said Dan Peisert, President and Chief Executive Officer of Assertio. “Over the next few weeks, we will be reaching out to additional stockholders through various measures to seek additional votes on the proposal.”

If you have any questions or need assistance voting your shares, please call the firm assisting Assertio with the solicitation of proxies, Innisfree M&A Incorporated, toll-free at 888-750-5834.

The adjourned 2021 Annual Meeting will be reconvened on June 9, 2021 at 1:00 p.m. (Central Time) for the sole purpose of allowing additional time for stockholders to vote on Proposal 2 and Proposal 3. The reconvened meeting will be held as a virtual (online) meeting, accessible by visiting https://www.cstproxy.com/assertiotx/2021, or by telephone (listen-only) as follows:

Date:	Wednesday, June 9, 2021
Time	1:00 p.m. Central Time
Dial-in numbers:	1 877-770-3647 (domestic)
+1 312-780-0854 (international)
Passcode:	62782283#

About Assertio

Assertio is a leading commercial pharmaceutical company bringing differentiated products to patients. The Company has a robust portfolio of branded prescription products in three areas: neurology, hospital and pain and inflammation. Assertio has grown through business development including licensing, mergers and acquisitions.

Investor Contact

Max Nemmers

Head, Investor Relations and Administration

investor@assertiotx.com

Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and associated proxy card (the “Proxy Statement”) with the U.S. Securities and Exchange Commission (the “SEC”), which was filed on April 12, 2020 and amended on April 30, 2020. The Company, its directors, its executive officers and certain other individuals set forth in the definitive proxy statement will be deemed participants in the solicitation of proxies from stockholders in respect of the Annual Meeting. Information regarding the names of the Company’s directors and executive officers and certain other individuals and their respective interests in the Company by security holdings or otherwise is set forth in the Proxy Statement. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING PROXY CARD. The Proxy Statement and a form of proxy have been mailed to stockholders of the Company. Investors and stockholders can obtain a copy of the documents filed by the Company with the SEC, including the Proxy Statement, free of charge by visiting the SEC’s website, www.sec.gov.